AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN JOSHUA J. WHIPPLE AND GLOBAL PAYMENTS INC.

WHEREAS, Global Payments Inc. ("Global") and Joshua J. Whipple ("Executive") are parties to an Employment Agreement dated September 20, 2019 (the "Agreement"); and

WHEREAS, the parties now desire to further amend certain of the terms of the Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto acknowledge that the Agreement is hereby amended as follows:

1.The first sentence of Section 2 (Employment) of the Agreement is deleted in its entirety and replaced with the following:

Executive is hereby employed as Senior Executive Vice President, Chief Financial Officer of the Company as of July 1, 2022.

2.Section 5(a) (Base Salary) of the Agreement is deleted in its entirety and replaced with the following:

Effective July 1, 2022, during the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $700,000 per year (the "Base Salary"), payable in equal bi-weekly or other installments as provided under the Company's standard payroll practices in effect for senior executives from time to time. Executive's Base Salary will be reviewed at least annually and, subject to approval of the Committee, the Company may increase Executive's Base Salary from time to time. The periodic review of Executive's salary by the Committee will consider, among other things, Executive's own performance and the Company's performance.

3.Section 5(b)) (Annual Bonus) is deleted in its entirety and replaced with the following:

Executive will have an annual bonus opportunity for each fiscal year of the Company based on the achievement of financial and performance objectives set by the Committee ("Bonus Opportunity"). The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive's individual performance and incentive plan for each fiscal year. Effective July 1, 2022, Executive's annual Bonus Opportunity at target levels for any year shall not be less than 110% of his then-current Base Salary for such year (the "Target Bonus Opportunity"). Executive must be an active employee on the date the annual bonuses are paid on a Company-wide basis in order to be eligible to receive any bonus payment (except as otherwise expressly provided in § 8), unless (A) Executive's employment terminates following a failure to extend his Employment Period in accordance with § 3, (B) his employment terminates at or after the end of the applicable fiscal year and (C) he satisfies all or substantially all of the performance requirements (other than continued service) for a bonus for such fiscal year, in which event he shall be eligible for a bonus as determined by the Committee, and such bonus, if any, shall be paid no later than two and one-half (2½) months after the end of such fiscal year.

4.Section 7(b)(1) of the Agreement shall be amended to include "or the Chairman of the Committee" after "by the Chief Executive Officer".

5.All references to "the CEO" in sections 4(c), 7(a) to 7(c), 7(e) (i), 8(a)(i) & (vi), and 8(b)(v)(2) of the Agreement shall be replaced with "the Committee."

Except as modified hereby, the terms and conditions of the Agreement shall remain in full force and effect; provided, however, that if any term or condition of the Agreement conflicts with or is inconsistent with any term or condition of this Amendment, such terms and conditions hereof shall prevail and be controlling.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their respective officers duly authorized as of the 2nd day of August, 2022.

EXECUTIVE:	GLOBAL PAYMENTS INC.
/s/ Joshua J. Whipple	/s/ David L. Green
Joshua J. Whipple	David L. Green Title: Senior EVP and General Counsel
Date: 08/02/2022	Date: 08/02/2022